Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), effective as of April 20, 2023 and approval by the Nevada Cannabis Compliance Board (the “Effective Date”), is made by and between Digipath, Inc. a Nevada corporation (“Inc.”), Digipath Labs, Inc., a Nevada corporation (“Labs” and together with Inc., “the Digipath Parties”), and DPL NV LLC, a Nevada limited liability company (the “Manager”).

WHEREAS, Inc., through the Labs subsidiary, operates the cannabis testing laboratory located at 6450 Cameron Street, Ste 113, Las Vegas, Nevada 90118 (the “Labs Facility”);

WHEREAS, Manager and/or its affiliates desire to purchase certain assets owned by the Digipath Parties (“Asset Purchase Transaction”) at such time as all approvals have been obtained from all applicable governmental authorities in the State of Nevada for the sale of such assets to Manager;

WHEREAS, the Parties desire that Manager manage and control the operations of the Labs Facility until the closing of the Asset Purchase Transaction in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Engagement of Manager. The Digipath Parties hereby engage Manager as an independent contractor to manage and control the operations of the Labs Facility. Manager shall be the exclusive manager of the Labs Facility and Manager shall have the sole authority to operate the Labs Facility, including, without limitation, by providing the services set forth in Section 4 below (the “Services”). Manager hereby agrees to provide the Services on the terms and conditions provided in this Agreement.

2. Independent Contractor. It is the intention of the Parties that Manager and its employees and affiliates shall be INDEPENDENT CONTRACTORS and not employees or franchisees of any of the Digipath Parties for all purposes, including, but not limited to, the application of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Act, the provisions of the Internal Revenue Code, any State of Nevada revenue and taxation code relating to income tax withholding at the source of income, State of Nevada Workers’ Compensation Act, and the State of Nevada unemployment insurance code. Manager shall retain the sole and absolute discretion and judgment of the manner and means of carrying out Manager’s duties and responsibilities under the terms and conditions of this Agreement and compliance therewith. This Agreement shall not be construed to create an agency relationship, joint venture or partnership as between the Digipath Parties and Manager. Manager states and affirms that Manager is acting as a free agent and independent contractor, holding out to the general public, as such.

3. Cooperation. Each of Manager and the Digipath Parties shall use commercially reasonable efforts to perform and fulfill all of their respective obligations to be fulfilled or performed by it under this Agreement.

4. Services of Manager; Employees.

(a) Subject to any limitations imposed by applicable state and local laws or regulations, (a) Manager shall have the sole authority to manage the operation of the Labs Facility including, without limitation, all activities related to testing and transport operations, government affairs, product development, quality oversight and assurance and financial services, including the collection, receipt and disbursement of funds generated by the Labs Facility, and (b) conduct relations on behalf of Lab with vendors, dispensaries, state and local agencies, contractors, accountants, attorneys, financial advisors and other professionals (collectively, the “Services”). The Manager shall provide and devote to the performance of the Services (a) such employees, consultants, affiliates and agents of Manager, and (b) such employees of Labs, in each case, as Manager shall deem appropriate to the furnishing of the Services. The Digipath Parties acknowledge and agree that Manager shall only be required to provide, at its own expense, such employees, consultants, affiliates and/or agents of Manager as Manager deems appropriate for the oversight and management of the operation of the Labs Facility. However, the Digipath Parties acknowledge and agree that Labs shall be required to provide at its sole expense, sufficient employees to carry out the business of the Labs Facility.

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(b) Following the Effective Date, Manager shall have the power and authority to cause Labs to terminate any of its employees designated by Manager in its sole discretion.

5. Expenses, Disbursements and Cash Management.

(a) Except for the cost of its own personnel or as otherwise provided for Manager shall not be obligated to make any advance to or for the account of any Digipath Parties, or to pay any sums, except out of funds held by the Digipath Parties or in accounts maintained by the Digipath Parties, nor shall Manager be obligated to incur any liability or obligation for the account of any of the Digipath Parties. The Digipath Parties shall reimburse Manager by wire transfer of immediately available funds for any third-party expense paid for by Manager with the prior written consent of the Company, which shall be in addition to any other amount payable to Manager under this Agreement.

(b) The Manager shall cause all available cash generated by the Labs Facility to be disbursed (to the extent applicable), on a monthly basis as follows:

(i)	First, to the payment of outstanding lab expenses owed to third parties directly relating to the operations of the Labs Facility:

(ii)	Second, to pay 15% of all cash collections during the month to Digipath, Inc. If the monthly collections are less than $200,000, the minimum amount paid will be $15,000; if in excess of $200,000 the minimum amount to be paid will be $20,000 and if not available, to be accrued and paid when cash is available. Manager will use best efforts to ensure that the minimum monthly payment is paid each month and will ensure a minimum payment of at least $15,000 is made each month. If necessary, the Manager may release portions of the deposit held in trust to cover all or part of the minimum monthly payment; and any amounts released will also reduce the purchase price by an equal amount.

(iii)	Third, to pay Manager the Management Fee (see Section 6-(a)) and if not available, to be accrued and paid when cash is available;

(iv)	Fourth, 45% of distributable cash to Manager (credit on purchase agreement) and 55% to Digipath Inc. in the form of addition to the purchase price.

(c) The Digipath Parties covenant and agree, that without the prior written consent of the Manager or a designee of the Manager, they shall not disburse or withdraw funds, whether by check, ACH, wire or otherwise, from any depository account into which revenues generated by the Labs Facility are deposited (other than the revenues paid to Inc. under Sections 5(b)(i) and 5(b)(iv) above).

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6. Compensation of Manager.

(a) In consideration of the Services to be rendered hereunder, subject to Section 5 above, the Digipath Parties will credit to Manager a monthly fee in the amount of ten thousand dollars ($10,000) (the “Management Fee”).

7. Other Activities of Manager; Investment Opportunities. The Digipath Parties acknowledge and agree that neither Manager nor any of Manager’s employees, officers, directors, affiliates or associates (collectively, the “Manager Group”) shall be required to devote its full time and business efforts to the Services, but instead shall devote such time and efforts as Manager reasonably deems necessary to provide the Services. The Digipath Parties further acknowledge and agree that members of the Manager’s Group are engaged in the business of investing in, acquiring and/or managing businesses for their own account, for the account of their affiliates and associates and for the account of other unaffiliated parties, and understand that Manager plans to continue to be engaged in such business (and other business or investment activities) during the term of this Agreement.

8. Term. The term of this Agreement shall not commence until this Agreement is approved by the Nevada Cannabis Compliance Board and will continue until the earlier of (i) eighteen (18) months following the Effective Date and (ii) the closing of the Asset Purchase Transaction. Any Party hereto may terminate this Agreement upon breach of any other material terms or conditions of this Agreement or any other agreement or undertaking entered into between the Parties and if such breach shall continue for a period of thirty (30) days after written notice thereof has been given to the breaching Party. Further, any Party may terminate this Agreement upon thirty (30) days written notice thereof in the event the agreement related to the Asset Purchase Transaction is terminated for any reason without a closing. Notwithstanding the foregoing, if at any time, applicable law or regulations change such that Manager would be obligated to obtain or hold any license or registration in order to continue to perform Manager’s obligations hereunder, then the terms of this Agreement will be suspended and all obligations and responsibilities of the Parties hereto shall immediately cease until the earliest of the following to occur: (i) Manager is able to obtain any necessary licenses, registrations or similar authorization to perform its obligations and to receive the consideration set forth herein; (ii) the Parties amend this Agreement such that Manager is able to perform its obligations and to receive the consideration set forth herein without obtaining any such licenses, registrations or other authorizations, and the Parties shall cooperate in good faith to make any such amendments within ten (10) days of any determination that this Agreement will be suspended in accordance with this Section 8. In addition, Manager shall have the right to immediately terminate this Agreement upon any change in the current federal laws that could have a material adverse effect on Manager, and/or the federal government taking prosecutorial action without any change in the current laws, in each case, as determined by Manager.

9. Representations and Warranties/Covenants.

(a) Each Party hereby represents and warrants to the other Parties, as of the Effective Date, as follows:

(i) Organization. It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

(ii) Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary action and will not violate (a) such Party’s organizational documents, bylaws and operating agreement, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any applicable laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

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(iii) Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

(iv) No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

(b) The Digipath Parties hereby represent and warrant to Manager, as of the Effective Date, that Labs holds all valid state, local and municipal licenses, permits and certificates required to operate the Labs Facility in full compliance with applicable law, ordinances and regulations, including the cannabis production and cultivation licenses issued by Nevada governmental authorities; which licenses, permits and certificates are listed on as Exhibit A (collectively, the “Licenses”). True copies of the Licenses have been provided to Manager, and each License is current, in effect, and the transactions contemplated hereby will not cause a breach or violation of any such Licenses. The Digipath Parties hereby covenant and agree that they will use their best efforts to cause Labs to maintain such Licenses throughout the Term. In addition, the Digipath Parties shall notify Manager immediately upon the expiration, non-renewal, termination, suspension or other withdrawal of any License for any reason.

10. Indemnification; Limitation of Liability; Insurance.

(a) Indemnity. The Digipath Parties, jointly and severally, on the one hand, and Manager on the other hand (as the case may be, the “Indemnifying Party”) shall indemnify and hold harmless each other, and its (or their) respective affiliates (which shall, in the case of Manager, include without limitation, each member of the Manager Group), and their respective officers, directors, employees and agents (collectively, the “Indemnified Party”), from and against all claims, demands, losses, liabilities, damages, fines, costs and expenses, including reasonable attorneys’ fees and costs and amounts paid in settlement (collectively, the “Damages”), arising out of: (1) the negligence, recklessness, bad faith, intentional wrongful acts or omissions of the Indemnifying Party or its affiliates or representatives in connection with activities undertaken pursuant to this Agreement, except to the extent that Damages arise out of the negligence, recklessness, bad faith or intentional wrongful acts or omissions committed by the Indemnified Party or its affiliates (or, to the extent permitted under this Agreement, their respective representatives working on their behalf); and (2) any breach by the Indemnifying Party or its affiliates or representatives of the covenants and agreements of, or the representations and warranties made in, this Agreement. The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party and if such claim is being defended by the Indemnifying Party, the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(b) Procedures. The Indemnifying Party shall reimburse the Indemnified Party promptly upon demand for any legal or other fees or expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such loss, claim, damage or liability (or actions, suits, or proceedings in respect thereof), provided that the Indemnified Party must immediately notify the Indemnifying Party of the claim or proceeding and has otherwise complied with this Agreement and that Indemnifying Party has the right to defend any claim. If Indemnifying Party defends the claim, the Indemnified Party has no obligation to indemnify or reimburse the Indemnified Party with respect to any fees or disbursements of any attorney retained by the Indemnified Party.

(c) Limitation on Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR (I) ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST REVENUES, (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY OR (III) ANY LIABILITY, DAMAGE, LOSS OR EXPENSE UNDER THIS AGREEMENT IN EXCESS OF THE AGGREGATE SERVICE FEES PAID UNDER THIS AGREEMENT.

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11. Assignment. Neither Party may sell, assign, in whole or in part, this Agreement or any rights hereunder, or to delegate any duties to an unrelated third-party hereunder, without the prior written consent of the other Parties hereto; provided, however, that Manager may assign this Agreement to any of its affiliates, successors or assigns. Any actual or purported assignment occurring by operation of law or otherwise without the other Parties’ prior written consent shall be a material default of this Agreement and shall be null and void.

12. Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. pacific standard time on a business day, and otherwise on the next business day, (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) received via electronic mail by the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if received via electronic mail before 5:00 p.m. pacific standard time on a business day, and otherwise on the next business day after such receipt. Such notices, demands, and other communications shall be sent to the address for such recipient indicated below:

If to any of the Digipath Parties:

Digipath Inc.
6450 Cameron Street, Ste 113
Las Vegas, NV 90118

With a copy to:
Fox Rothschild LLP
101 Park Avenue, 17th Floor
New York, New York 10178
Attention: Zev M. Bomrind
E-mail: zbomrind@foxrothschild.com

If to Manager:

DPL NV, LLC

2487 S. Gilbert Rd

Suite 106-170

Gilbert, Arizona 85295

Attention: Nate Allen

With a copy to:

Iannitelli Marcolini, P.C.

5353 N. 16th Street, Suite 315

Phoenix, Arizona 85016

Email: cei@imlawpc.com

Attention: Claudio E. Iannitelli, Esq.

or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

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13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

14. No Waiver. The failure by any Party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any Party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

15. Cannabis Industry Disclosure; Waiver.

(a) By signing this Agreement, each Party understands and acknowledges that United States federal law prohibits the use, possession, cultivation, and distribution of cannabis. Although many states have legalized cannabis to varying degrees, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities, even in so-called ancillary businesses that service or supply cannabis growers or sellers or otherwise aid or abet their activities. Such prosecution may implicate a wide range of criminal, civil, and regulatory violations, such as trafficking, racketeering, and money-laundering. In addition, federal bankruptcy courts may not be available to participants in the cannabis industry, and participants in the cannabis industry may be treated differently under federal tax laws. Moreover, participants in the cannabis industry may not have access to federally insured banks and other financial institutions. Each Party confirms its understanding that the regulatory landscape in the cannabis industry changes rapidly. This means that at any time, a city, county, or state where cannabis is permitted can change its current laws and/or the federal government can disregard those laws and take prosecutorial action. Such change in the current laws and/or the federal government taking prosecutorial action without change in the current laws shall be grounds for termination of the Agreement by Manager pursuant to Section 8 of this Agreement.

(b) Furthermore, it is possible that the conflict between state and federal law may have an impact on the relationship of the Parties, including this Agreement. For example, federal law enforcement authorities may determine to prosecute one of the Parties to this Agreement for its participation in the cannabis industry. Such federal investigations or prosecutions may require such Party to disclose otherwise confidential information and/or breach its confidentiality and fiduciary duties to the other Party. Both Parties hereby confirm their understanding of this risk.

(c) Each Party to this Agreement hereby (i) acknowledges and agrees that in the event the other Party to this Agreement, the other Party’s members, managers, officers or any of their respective subsidiaries, acting in accordance with and pursuant to the provisions of this Agreement and in accordance with all applicable laws, other than federal law relating to cannabis as set forth herein, is charged with, or convicted of, any violation of federal law or regulation regarding cannabis or cannabis products, such charge or conviction shall not be deemed to be a breach of this Agreement by the other Party, (ii) acknowledges and agrees that such Party will have no claim against the other Party, the other Party’s members, managers, officers or any of their respective subsidiaries on account of any such charge or conviction, including but not limited to, any claim under this Agreement, (iii) waives any and all rights it may have to assert any claim against the other Party, the other Party’s members, managers, officers or any of their respective subsidiaries on account of any such charge or conviction, including but not limited to, any claim under this Agreement, and (iv) releases and forever discharges the other Party, the other Party’s members, managers, officers or any of their respective subsidiaries from any and all liability to such Party on account of any such charge or conviction, including but not limited to, any claim under this Agreement.

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16. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Parties hereto with respect to the matters herein contained and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the Party against whom enforcement of the change or modification is sought. The provisions of this Agreement may be amended or modified only with the prior written consent of the Inc. and Manager.

17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Nevada.

18. Dispute Resolution; Mediation; Mandatory Arbitration.

(a) If there is any dispute or controversy relating to this Agreement or any of the transactions contemplated herein (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 18.

(b) The Party claiming a Dispute shall deliver to each of the other Party a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. If the Parties are not able to resolve the Dispute within five (5) business days of a Party’s receipt of an applicable Notice of Dispute, the Parties shall enter into mediation administered in Las Vegas, Nevada. The mediation process and any documents or exhibits utilized in conducting the same shall be confidential and inadmissible in any future proceeding. All such proceedings provided for in this Section 18(b) must be concluded within thirty (30) days of the issuance of the Notice of Dispute.

(c) If the Parties to the Dispute are not able to resolve their Dispute after application of Section 18(a) and (b), to the maximum extent allowed by applicable law, the Dispute shall be submitted to and finally resolved by, binding arbitration. Any Party may file a written Demand for Arbitration with the American Arbitration Association’s Regional Office closest to the Company’s principal office, and shall send a copy of the Demand for Arbitration to the other Parties. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The venue for the arbitration shall be Las Vegas, Nevada. The arbitration shall be conducted before one arbitrator selected through the American Arbitration Association’s arbitrator selection procedures. The arbitrator shall promptly fix the time, date and place of the hearing and notify the Parties. The Parties shall stipulate that the arbitration hearing shall last no longer than five (5) Business Days. The arbitrator shall render a decision within ten (10) days of the completion of the hearing, which decision may include an award of legal fees, costs of arbitration and interest. The arbitrator shall promptly transmit an executed copy of its decision to the Parties. The decision of the arbitrator shall be final, binding and conclusive upon the Parties. Each Party shall have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this Section, any Dispute in which a Party seeks equitable relief may be brought in any court within the United States which has jurisdiction over the Party against which such relief is sought. Each Party (a) acknowledges that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed by such Party in accordance with their specific terms and (b) agrees that the other Parties are entitled to injunctive relief to prevent breaches of this Agreement, and have the right to specifically enforce this Agreement and the terms and provisions hereof, in addition to any other remedies available at law or in equity.

19. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the Parties.

20. Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing Parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

21. Confidentiality. Neither Party may disclose the terms of this Agreement nor any information, documents, or trade secrets of the other Party obtained as part of this Agreement, except as may be required by applicable law.

[Signatures on the next page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Management Services Agreement to be executed and delivered as of the date first above written.

DIGIPATH LABS, INC.
a Nevada corporation

By:	/s/ Todd Denkin
Name:	Todd Denkin
Title :	President

DIGIPATH, INC
a Nevada corporation

By:	/s/ A. Stone Douglass, CFO
Name:	A. Stone Douglass
Title:	Chief Financial Officer

DPL NV LLC
a Nevada limited liability company

By:	/s/ Nathan Allen
Nathan Allen, Co-Manager

By:	/s/ James Poulsen
James Poulsen, Co-Manager

[Signature Page to Management Services Agreement]

EXHIBIT “A”

LICENSES